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EXHIBIT 11
STATEMENT RE COMPUTATION OF PER SHARE LOSS


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
                                                                                      Year Ended
                                                                                  December 31, 1998
                                                                              -----------------------

Diluted net loss per share:

 Net loss to common shareholders                                                          $56,387,541

 Average number of shares outstanding                                                      11,421,933

 Net effect of dilutive stock options-based on treasury stock method                          N/A
                                                                              -----------------------

 Total average shares                                                                      11,421,933


 Fully dilutive net loss per share                                                        $     (4.94)

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